Exhibit 99.1

Vulcan Announces Fourth Quarter Results

Effective cost management continues despite weak demand

BIRMINGHAM, Ala.--(BUSINESS WIRE)--February 9, 2009--Vulcan Materials Company (NYSE:VMC) announced results today for the fourth quarter and full year ended December 31, 2008.

Full Year Highlights

  Aggregates shipments declined 12 percent.
  The average selling price for aggregates increased 7 percent.
  Net sales increased 12 percent.
  Cash earnings per ton of aggregates improved from the prior year.
  On a comparable basis, selling, administrative and general expenses declined 11 percent.
  EBITDA was $886 million versus $981 million in the prior year.
  Earnings from continuing operations were $231 million, or $2.08 per diluted share.
  Cash earnings were $624 million.
  Dividends paid were $215 million.
  Total debt was reduced by $109 million.

Fourth Quarter Highlights

  Net sales were $757 million, a decrease of 6 percent.
  Aggregates shipments declined 23 percent.
  The average selling price for aggregates increased 6 percent.
  The average selling price for asphalt mix increased 27 percent, more than offsetting higher prices for key raw materials.
  On a comparable basis, selling, administrative and general expenses declined 8 percent.
  EBITDA was $164 million versus $221 million in the prior year.
  Earnings from continuing operations were $0.14 per diluted share compared with $0.83 per diluted share in the prior year.

Commenting for the Company, Don James, Vulcan’s Chairman and Chief Executive Officer, stated, “During the fourth quarter, we continued to reduce our operating costs by limiting operating hours, streamlining our work force, and focusing on production efficiencies in the face of a sharp decline in demand for our products. The financial and economic turmoil in the U.S. is unprecedented and the external factors affecting the construction industry continue to present unique challenges for our business. Aggregates demand and our shipments have declined for three consecutive years. Our legacy aggregates shipments in 2008 were down 30 percent from the peak level achieved in 2005. Throughout this period, we have focused aggressively on controlling costs while realizing higher pricing for our products to reflect their value in the attractive markets we serve. As a result of these actions, the cash earnings per ton of aggregates in our legacy operations increased over 50 percent during that same period. The cash earnings generated on each ton of aggregates sold in 2008 was higher than in any other period in our history. The increased level of unit profitability supports our optimism about the earnings potential of our business when demand begins to recover.”

Fourth Quarter Operating Results Commentary

According to Mr. James, “Lower fourth quarter volumes more than offset the earnings effect from price improvement and prudent cost control. Aggregates pricing increased 6 percent from the prior year’s fourth quarter. Aggregates shipments were sharply lower versus the prior year in all markets except the Gulf Coast where large energy-related and industrial construction projects have sustained aggregates demand. We continue to respond aggressively to further weakness in demand for our products by making tough decisions regarding operating hours, production rationalization, and manning levels. As a result, employment levels across the Company are down 14 percent and cash period costs for legacy Vulcan aggregates operations declined 15 percent from the prior year’s fourth quarter. The unit price for diesel fuel decreased 23 percent from the prior year’s fourth quarter, increasing net earnings approximately $0.03 per diluted share.”

Asphalt earnings in the fourth quarter were lower due mostly to lower sales volume. The average selling price for asphalt mix increased 27 percent from the prior year’s fourth quarter, more than offsetting higher unit costs for raw materials. The average unit cost for purchased liquid asphalt increased 68 percent from the prior year’s fourth quarter. The increase in the unit cost for liquid asphalt reduced net earnings by approximately $0.12 per diluted share. Concrete earnings decreased from the prior year’s fourth quarter due to weaker demand and higher costs for key raw materials.

Cement earnings were higher than the prior year’s fourth quarter due to the inclusion of the Florida Rock operations for the entire period in the current year.

Selling, administrative and general expenses (SAG) in the fourth quarter increased $11 million from the prior year’s fourth quarter. Lower performance-based compensation was more than offset by the inclusion of the legacy Florida Rock businesses, $5 million of expenses for the fair market value of donated property, and costs related to the replacement of legacy IT systems and the related consolidation of certain administrative support functions. Excluding the aforementioned items, on a comparable basis, SAG expenses declined 8 percent from the prior year’s fourth quarter.

Interest expense increased $20 million from the prior year’s fourth quarter due primarily to debt incurred for the acquisition of Florida Rock.

All results are unaudited.

Outlook Highlights and Commentary

  Leading indicators including contract awards for construction spending are continuing to slow.
  Full year aggregates pricing is expected to increase 6 to 8 percent from the prior year.
  Full year aggregates shipments are expected to decline 5 to 10 percent from 2008 levels, excluding any incremental demand from the economic stimulus bill.
  The economic stimulus bill currently moving through Congress should provide incremental demand for all major product lines starting in the second half of 2009.
  Diesel fuel and liquid asphalt prices have been declining since the third quarter of 2008 and both are expected to be lower compared to 2008 levels.
  Our sharp focus on cash generation and liquidity will continue.

Commenting on the Company’s outlook for 2009, Mr. James stated, “Broad-based economic weakness and extremely tight credit markets continue to hamper construction activity and foster uncertainty in projecting demand for our products. Reduced levels of contract awards in Vulcan-served markets point toward lower residential, private nonresidential, and highway construction activity in 2009, excluding the impact of an economic stimulus plan. In certain Vulcan-served markets, large industrial projects are, to some extent, mitigating the effects of slowing demand from the other construction end markets.

“We will continue to operate the business in a manner consistent with the reduced levels of demand with an emphasis on cost control and productivity improvement. We expect higher selling prices in 2009 for our products to help offset the earnings effects of lower volumes. The average selling price for asphalt mix in 2009 should increase from 2008 as lower-priced sales orders in the backlog are replaced with more recent higher-priced orders.

“The economic stimulus plan being debated in Congress includes much-needed funding for transportation and other infrastructure-related projects that will benefit the construction industry, hard hit by above-average unemployment and weak demand. Our available production capacity located in attractive markets coupled with our strong unit cash earnings, position Vulcan to participate efficiently and effectively in an economic stimulus plan designed to benefit our economy. Key Vulcan-served states such as California, Florida and Texas should receive the largest percentage of highway funding under the stimulus plan and are likely targets for above-average funding for other stimulus spending for infrastructure because of their high growth and large population base. Vulcan sales in these three states should benefit from our aggregates-focused strategy that is complemented by asphalt and concrete operations.

“Last week, we issued $400 million of long-term debt and used the proceeds to reduce short-term bank borrowing, thereby freeing up a like amount of liquidity under our lines of credit. Debt reduction and achieving target debt ratios remain a priority use of cash flows. We expect to reduce total debt by $200 million during 2009, excluding any earnings effect from the economic stimulus plan. For the full year 2009, we expect capital spending to be approximately $200 million, down sharply from the $401 million spent in 2008.”

Conference Call

Vulcan will host a conference call at 10:00 a.m. CST on February 10, 2009. Investors and other interested parties in the U.S. may access the teleconference live by calling 888.679.8038 approximately 10 minutes before the scheduled start. International participants can dial 617.213.4850. The access code is 51887388. A live webcast will be available via the Internet through Vulcan’s home page at www.vulcanmaterials.com. The conference call will be recorded and available for replay approximately two hours after the call through February 17, 2009.

Vulcan Materials Company, a member of the S&P 500 index, is the nation’s largest producer of construction aggregates, a major producer of asphalt mix and concrete and a leading producer of cement in Florida.

Certain matters discussed in this release, including expectations regarding future performance, contain forward-looking statements that are subject to assumptions, risks and uncertainties that could cause actual results to differ materially from those projected. These assumptions, risks and uncertainties include, but are not limited to, those associated with general economic and business conditions; changes in interest rates; the timing and amount of federal, state and local funding for infrastructure; changes in the level of spending for residential and private nonresidential construction; the highly competitive nature of the construction materials industry; the impact of future regulatory or legislative actions; the outcome of pending legal proceedings; pricing; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; increasing healthcare costs; the timing and amount of any future payments to be received under the 5CP earn-out contained in the agreement for the divestiture of the Company’s Chemicals business; the Company’s ability to secure and permit aggregates reserves in strategically located areas; the Company’s ability to manage and successfully integrate acquisitions; risks and uncertainties related to the Company’s acquisition of Florida Rock Industries, Inc., including the ability to successfully integrate its operations and to achieve the anticipated cost savings and operational synergies; the possibility that business may suffer because management’s attention is diverted to integration concerns; the impact of the global financial crisis on our business and financial condition; and other assumptions, risks and uncertainties detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year. Forward-looking statements speak only as of the date hereof, and Vulcan assumes no obligation to publicly update such statements.

Table A
Vulcan Materials Company
and Subsidiary Companies

	(Amounts and shares in thousands,
	except per share data)

	Three Months Ended		Twelve Months Ended
Consolidated Statements of Earnings	December 31		December 31
(Condensed and unaudited)	2008	2007	2008	2007

Net sales	$ 756,523	$ 807,190	$3,453,081	$3,090,133
Delivery revenues	42,676	49,700	198,357	237,654
Total revenues	799,199	856,890	3,651,438	3,327,787

Cost of goods sold	607,333	586,107	2,703,369	2,139,230
Delivery costs	42,676	49,700	198,357	237,654
Cost of revenues	650,009	635,807	2,901,726	2,376,884

Gross profit	149,190	221,083	749,712	950,903
Selling, administrative and general expenses	88,863	77,496	342,584	289,604
Gain on sale of property, plant & equipment and businesses, net	7,537	1,877	94,227	58,659
Other operating (income) expense, net	(371)	(425)	(128)	5,390
Minority interest in (earnings) losses of a consolidated subsidiary	-	(151)	283	(151)
Operating earnings	68,235	145,738	501,766	714,417

Other income (expense), net	(1,323)	(4,822)	(4,357)	(5,322)
Interest income	502	3,541	3,126	6,625
Interest expense	46,583	26,994	172,813	48,218
Earnings from continuing operations before income taxes	20,831	117,463	327,722	667,502
Provision for income taxes	5,357	31,324	96,722	204,416
Earnings from continuing operations	15,474	86,139	231,000	463,086
Loss on discontinued operations, net of tax	(661)	(1,527)	(2,449)	(12,176)
Net earnings	$ 14,813	$ 84,612	$ 228,551	$ 450,910
Basic earnings (loss) per share:
Earnings from continuing operations	$ 0.14	$ 0.85	$ 2.10	$ 4.77
Discontinued operations	(0.01)	(0.02)	(0.02)	(0.12)
Net earnings per share	$ 0.13	$ 0.83	$ 2.08	$ 4.65

Diluted earnings (loss) per share:
Earnings from continuing operations	$ 0.14	$ 0.83	$ 2.08	$ 4.66
Discontinued operations	(0.01)	(0.01)	(0.02)	(0.12)
Net earnings per share	$ 0.13	$ 0.82	$ 2.06	$ 4.54

Weighted-average common shares outstanding:
Basic	110,394	101,574	109,774	97,036
Assuming dilution	111,233	103,475	110,954	99,403
Cash dividends declared per share of common stock	$ 0.49	$ 0.46	$ 1.96	$ 1.84
Depreciation, depletion, accretion and amortization from continuing operations	$ 97,570	$ 80,405	$ 389,060	$ 271,475
Effective tax rate from continuing operations	25.7%	26.7%	29.5%	30.6%

Table B
Vulcan Materials Company
and Subsidiary Companies

	(Amounts in thousands)

Consolidated Balance Sheets	December 31	December 31
(Condensed and unaudited)	2008	2007

Assets
Cash and cash equivalents	$ 10,194	$ 34,888
Medium-term investments	36,734	-
Accounts and notes receivable:
Accounts and notes receivable, gross	365,688	427,876
Less: Allowance for doubtful accounts	(8,711)	(6,015)
Accounts and notes receivable, net	356,977	421,861
Inventories:
Finished products	295,525	286,591
Raw materials	28,568	28,330
Products in process	4,475	4,115
Operating supplies and other	35,743	37,282
Inventories	364,311	356,318
Deferred income taxes	70,231	44,210
Prepaid expenses	52,960	40,177
Assets held for sale	-	259,775
Total current assets	891,407	1,157,229
Investments and long-term receivables	27,998	25,445
Property, plant and equipment:
Property, plant and equipment, cost	6,673,493	5,805,789
Less: Reserve for depr., depl., & amort.	(2,480,061)	(2,185,695)
Property, plant and equipment, net	4,193,432	3,620,094
Goodwill	3,309,498	3,789,091
Other assets	753,455	344,511
Total assets	$ 9,175,790	$ 8,936,370

Liabilities and Shareholders' Equity
Current maturities of long-term debt	$ 311,685	$ 35,181
Short-term borrowings	1,082,500	2,091,500
Trade payables and accruals	147,104	219,548
Other current liabilities	121,777	175,649
Liabilities of assets held for sale	-	6,309
Total current liabilities	1,663,066	2,528,187
Long-term debt	2,153,588	1,529,828
Deferred income taxes	1,002,299	671,518
Other noncurrent liabilities	572,056	446,827
Minority interest	409	410
Total liabilities	5,391,418	5,176,770
Shareholders' equity:
Common stock, $1 par value	110,270	108,234
Capital in excess of par value	1,734,835	1,607,865
Retained earnings	2,095,579	2,083,718
Accumulated other comprehensive loss	(156,312)	(40,217)
Shareholders' equity	3,784,372	3,759,600
Total liabilities and shareholders' equity	$ 9,175,790	$ 8,936,370

Table C
Vulcan Materials Company
and Subsidiary Companies

	(Amounts in thousands)
	Twelve Months Ended
Consolidated Statements of Cash Flows	December 31
(Condensed and unaudited)	2008	2007

Operating Activities
Net earnings	$ 228,551	$ 450,910
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, depletion, accretion and amortization	389,060	271,475
Net gain on sale of property, plant & equipment and businesses	(94,227)	(58,659)
Contributions to pension plans	(3,127)	(1,808)
Share-based compensation	19,096	16,942
Decrease in assets before initial effects of business acquisitions and dispositions	7,282	2,835
Increase (decrease) in liabilities before initial effects of business acquisitions and dispositions	(86,511)	5,021
Other, net	24,298	21,428
Net cash provided by operating activities	484,422	708,144

Investing Activities
Purchases of property, plant and equipment	(400,565)	(483,322)
Proceeds from sale of property, plant & equipment	25,542	88,939
Proceeds from sale of businesses	225,783	30,560
Payment for businesses acquired, net of acquired cash	(84,057)	(3,297,898)
Reclassification from cash equivalents to medium-term investments	(36,734)	-
(Increase) decrease in investments and long-term receivables	(1,201)	5,026
Proceeds from loan on life insurance policies	28,646	-
Withdrawal from nonconsolidated companies, net	1,685	-
Other, net	4,492	2,396
Net cash used for investing activities	(236,409)	(3,654,299)

Financing Activities
Net short-term borrowings (payments)	(1,009,000)	1,892,600
Payment of short-term debt and current maturities	(48,794)	(2,075)
Proceeds from issuance of long-term debt, net of discounts	949,078	1,223,579
Debt issuance costs	(5,633)	(9,173)
Settlements of forward starting swaps	(32,474)	(57,303)
Purchases of common stock	-	(4,800)
Proceeds from issuance of common stock	55,072	-
Dividends paid	(214,783)	(181,315)
Proceeds from exercise of stock options	24,602	35,074
Excess tax benefits from share-based compensation	9,340	29,220
Other, net	(115)	6
Net cash provided by (used for) financing activities	(272,707)	2,925,813

Net decrease in cash and cash equivalents	(24,694)	(20,342)
Cash and cash equivalents at beginning of year	34,888	55,230
Cash and cash equivalents at end of year	$ 10,194	$ 34,888

Table D
Segment Financial Data and Unit Shipments

	(Amounts in thousands, except per unit data)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2008	2007	2008	2007
Total Revenues
Aggregates(a)	$ 527,205	$ 609,440	$ 2,404,474	$ 2,445,545
Asphalt mix and Concrete(b)	268,511	232,179	1,201,191	765,884
Cement(c)	20,614	14,172	106,468	14,172
Intersegment sales	(59,807)	(48,601)	(259,052)	(135,468)
Total net sales	756,523	807,190	3,453,081	3,090,133
Delivery revenues	42,676	49,700	198,357	237,654
Total revenues	$ 799,199	$ 856,890	$ 3,651,438	$ 3,327,787

Gross Profit
Aggregates	$ 127,618	$ 192,282	$ 657,566	$ 828,703
Asphalt mix and Concrete	18,426	28,801	74,463	122,200
Cement	3,146	-	17,683	-
Total gross profit	$ 149,190	$ 221,083	$ 749,712	$ 950,903

Unit Shipments
Aggregates
Customer tons	40,209	52,879	188,344	219,237
Internal tons(d)	3,302	3,547	15,908	11,989
Aggregates - tons	43,511	56,426	204,252	231,226

Asphalt mix - tons	2,026	2,630	9,535	10,535
Ready-mixed concrete - cubic yards	1,352	971	6,350	2,584

Cement
Customer tons	117	80	595	80
Internal tons(d)	87	62	444	62
Cement - tons	204	142	1,039	142

Average Unit Sales Price (including internal sales)
Aggregates (freight-adjusted)(e)	$ 9.91	$ 9.37	$ 9.98	$ 9.35
Asphalt mix	$ 62.08	$ 48.89	$ 55.94	$ 48.47
Ready-mixed concrete	$ 97.76	$ 94.93	$ 97.78	$ 95.56
Cement	$ 95.11	$ 93.85	$ 96.75	$ 93.85

(a) Includes crushed stone, sand and gravel, sand, other aggregates, as well as transportation and service revenues associated with the aggregates business.

(b) Includes asphalt mix, ready-mixed concrete, concrete block, precast and prestressed concrete, as well as building materials purchased for resale.

(c) Includes cement and calcium products.

(d) Represents tons shipped primarily to our downstream operations (e.g., asphalt mix and ready-mixed concrete). Sales from internal shipments are eliminated in net sales presented above and in the accompanying Condensed Consolidated Statements of Earnings.

(e) Freight-adjusted sales price is calculated as total sales dollars (internal and external) less freight to remote distribution sites divided by total sales units (internal and external).

Table E
Supplemental Cash Flow Information

Supplemental information referable to the Condensed Consolidated Statements of Cash Flows for the Twelve Months Ended December 31 is summarized below (amounts in thousands):

	2008	2007

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Interest, net of amount capitalized	$ 179,880	$ 41,933
Income taxes	91,544	132,697

Supplemental Schedule of Noncash Investing and Financing Activities
Liabilities assumed in business acquisitions	2,024	588,184
Accrued liabilities for purchases of property, plant and equipment	22,974	32,065
Carrying value of noncash assets and liabilities exchanged	42,974	-
Debt issued for purchases of property, plant and equipment	389	19
Proceeds receivable from exercise of stock options	325	152
Fair value of stock issued in business acquisitions	25,023	1,436,487

Table F

Reconciliation of Non-GAAP Performance Measures

	(Amounts in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2008	2007	2008	2007

GAAP earnings from continuing operations before income taxes	$ 20,831	$ 117,463	$ 327,722	$ 667,502
Gain on sale of California real estate, net(1)	-	943	-	(40,023)
Gain on sale of required divestitures, net(2)	-	-	(73,847)	-
Gain from adjustment in the carrying value of the ECU earn-out(3)	-	-	-	(1,929)
Earnings from continuing operations before income taxes, as adjusted(5)	$ 20,831	$ 118,406	$ 253,875	$ 625,550

GAAP diluted earnings per share from continuing operations	$ 0.14	$ 0.83	$ 2.08	$ 4.66
After-tax gain per diluted share resulting from sale of California real estate, net(1)
	-	0.01	-	(0.24)
After-tax gain per diluted share resulting from sale of required divestitures, net(2)
	-	-	(0.40)	-
After-tax gain per diluted share resulting from the adjustment in the carrying value of the ECU earn-out(3)
	-	-	-	(0.01)
Income tax expense on divested Florida Rock assets(4)	-	-	0.06	-
Earnings per share from continuing operations, net of tax, as adjusted(5)
	$ 0.14	$ 0.84	$ 1.74	$ 4.41

(1) In January 2007, the Company sold approximately 125 acres of vacant land located in San Bernardino County, California resulting in a pretax gain of $43.8 million. The amounts shown above are net of the related incentives ratably applied in accordance with U.S. Generally Accepted Accounting Principles (GAAP).

(2) During the second quarter of 2008, the Company recognized a $74 million pretax gain from the sale of an aggregates production facility and a greenfield (undeveloped) aggregates site owned by Vulcan prior to the acquisition of Florida Rock. The Company was required to divest these assets as a condition for approval by the Antitrust Division of the U.S. Department of Justice of our acquisition of Florida Rock.

(3) In June 2005, the Company sold substantially all the assets of its Chemicals business, known as Vulcan Chemicals, to a subsidiary of Occidental Chemical Corporation, Basic Chemicals. Subject to certain conditions as defined in a separate earn-out agreement, Basic Chemicals was required to make payments based on ECU and natural gas prices during the five-year period beginning July 1, 2005. In September 2007, the Company received the final payment under the ECU earn-out of $22.1 million, bringing cumulative cash receipts to the $150 million cap. The ECU earn-out was accounted for as a derivative instrument; accordingly, it was reported at fair value. The amount presented in the table above for 2007 reflects the change to the fair value of the ECU derivative, which was recorded within continuing operations pursuant to SAB Topic 5:Z:5.

(4) On November 16, 2007, the Company acquired 100% of the outstanding common stock of Florida Rock Industries, Inc. In connection with the acquisition, the Company was required by the Antitrust Division of the U.S. Department of Justice to divest of certain Florida Rock and Vulcan assets. For book purposes, the Florida Rock assets were recorded at their estimated fair values through purchase accounting, including approximately $18 million in nondeductible goodwill. As a result, there was no pretax gain or loss recognized on the sale of these assets. However, Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” prohibits recognizing a deferred tax liability related to goodwill for which amortization is not deductible for tax purposes. Therefore, the income tax related to the gain associated with the goodwill at these sites could not be recognized as a deferred tax liability through purchase accounting, but rather was recognized as a current charge to income tax expense.

(5) The Company prepares and reports its financial statements in accordance with GAAP. Internally, management monitors the operating performance of its Construction Materials business using non-GAAP metrics similar to those above. These non-GAAP measures exclude the effects of the items described more fully above.

In Management's opinion, these non-GAAP measures are important indicators of the ongoing operations of our Construction Materials business. These measures provide better comparability between reporting periods because they exclude items that may not be indicative of or are unrelated to our core business and provide a better baseline for analyzing trends in our core operations. The Company does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company believes the disclosure of the effects of these items increases the reader's understanding of the underlying performance of the business and that such non-GAAP financial measures provide investors with an additional tool to evaluate our financial results and assess our prospects for future performance.

Table G

Reconciliation of Non-GAAP Measures
EBITDA and Cash Earnings Reconciliations

	(Amounts in thousands)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2008	2007	2008	2007

Reconciliation of Net Cash Provided by Operating Activities to EBITDA and Cash Earnings

Net cash provided by operating activities	$ 170,206	$ 286,830	$ 484,422	$ 708,144
Changes in operating assets and liabilities before initial effects of business acquisitions and dispositions
	(28,428)	(113,387)	79,229	(7,856)
Other items, net	(29,395)	(8,426)	53,960	22,097
Discontinued operations, net of tax	661	1,527	2,449	12,176
Income tax expense	5,357	31,324	96,722	204,416
Interest expense, net	46,081	23,453	169,687	41,593

EBITDA	$ 164,482	$ 221,321	$ 886,469	$ 980,570
Interest income (expense), net	(46,081)	(23,453)	(169,687)	(41,593)
Current taxes	1,578	(40,707)	(92,346)	(199,930)
Cash earnings	$ 119,979	$ 157,161	$ 624,436	$ 739,047

Reconciliation of Operating Earnings to EBITDA and Cash Earnings

Operating earnings	$ 68,235	$ 145,738	$ 501,766	$ 714,417
Other income (expense), net	(1,323)	(4,822)	(4,357)	(5,322)
EBIT	66,912	140,916	497,409	709,095
Depreciation, depletion, accretion and amortization from continuing operations
	97,570	80,405	389,060	271,475

EBITDA	$ 164,482	$ 221,321	$ 886,469	$ 980,570
Interest income (expense), net	(46,081)	(23,453)	(169,687)	(41,593)
Current taxes	1,578	(40,707)	(92,346)	(199,930)
Cash earnings	$ 119,979	$ 157,161	$ 624,436	$ 739,047

EBITDA and Earnings Per Share (EPS) Bridge		EBITDA	EPS
		(millions)	(diluted)

Fourth Quarter Continuing Operations - 2007 Actual		$ 221	$ 0.83
Increase / (Decrease) due to:
Aggregates:
Volumes		(88)	(0.64)
Selling prices		20	0.14
Costs		11	0.06
Asphalt mix and Concrete		(5)	(0.01)
Cement		7	0.05
Selling, administrative and general expenses:
- Contribution of property		(5)	(0.03)
- All other		(6)	(0.04)
Gain on sale of PP&E (contribution of property)		5	0.03
Depreciation, depletion, accretion and amortization		n/a	(0.10)
Interest expense, net		n/a	(0.13)
Additional shares outstanding and other		4	(0.02)

Fourth Quarter Continuing Operations - 2008 Actual		$ 164	$ 0.14

EBITDA is an acronym for Earnings Before Interest, Taxes, Depreciation and Amortization. Cash earnings adjusts EBITDA for net interest and current taxes. These financial metrics are often used by the investment community as indicators of a company’s ability to incur and service debt. They are not defined by Generally Accepted Accounting Principles (GAAP); thus, it should not be considered as an alternative to net cash provided by operating activities, operating earnings, or any other liquidity or performance measure defined by GAAP.

These metrics are presented for the convenience of investment professionals that use such metrics in their analysis and to provide the Company's shareholders an understanding of metrics management uses to assess performance and to monitor our cash and liquidity positions. Due to the significant write-up of the assets acquired in the November 2007 acquisition of Florida Rock resulting from the application of SFAS 141, Business Combinations, Vulcan’s management internally uses EBITDA, cash earnings and other such measures to assess the operating performance of the acquired Florida Rock assets and consolidated company. Vulcan’s management does not use these metrics as a measure to allocate resources internally.

CONTACT:
Vulcan Materials Company
Investor Contact:
Mark Warren, 205-298-3220
or
Media Contact:
David Donaldson, 205-298-3220